Exhibit 99.2
Newfield Exploration Commences Tender Offer for
Its Senior Subordinated Notes Due 2011
FOR IMMEDIATE RELEASE
     HOUSTON — January 20, 2010 — Newfield Exploration Company (NYSE: NFX) today announced that it is commencing a cash tender offer (“the Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $175 million aggregate principal amount of 7 5/8% Senior Notes due 2011 (CUSIP No. 651290-AE-8) (the “Notes”). The Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated January 20, 2010 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on February 17, 2010, unless extended (such date and time, as the same may be extended, the “Expiration Date”).
     Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to 5:00 p.m., New York City time, on February 3, 2010 (such date and time, as the same may be extended, the “Consent Date”), will receive total consideration equal to $1,050 per $1,000 principal amount of the Notes, which includes a consent payment of $10 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. The Offer contemplates an early settlement option for holders whose Notes are validly tendered prior to the Consent Date and accepted for purchase.
     Holders who tender (and do not validly withdraw) their Notes after the Consent Date and prior to the Expiration Date will be entitled to receive consideration equal to $1,040 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Date will not receive a consent payment.
     The closing of the Offer will be conditioned, among other things, on financing as set forth in the Offer to Purchase and the receipt of the required consents as set forth in the Offer to Purchase to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties.
     The Company has engaged J.P. Morgan Securities Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-3994 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (toll free) or (212) 929-5500 (collect).
     This announcement does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid- Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.
     ** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the consummation of the tender offer. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com